Exhibit 99

4832 Grand Avenue Duluth, MN 55807 USA Phone: (218) 628-2217 Fax: (218) 628-3245 Email: info@ikonics.com Website: www.ikonics.com

News Contact:	Glenn Sandgren	For Immediate Release
	Chief Executive Officer	February 18, 2021
(218) 628-2217

IKONICS ANNOUNCES IMPROVED 2020 AND FOURTH QUARTER RESULTS

DULUTH, MN - IKONICS Corporation (the “Company” or “IKONICS”) (NASDAQ:IKNX), a Duluth-based imaging technology company, announced 2020 and fourth quarter financial results. IKONICS had 2020 revenue of $13,432,000, down 23.8% from the prior year. The Company realized a net loss for 2020 of $439,000, or $0.22 per diluted share, compared to a 2019 loss of $814,000, or $0.41 per diluted share. Fourth quarter sales were $4,228,000, down 14.8% versus the same quarter in 2019. Earnings for the fourth quarter improved from a loss of $80,000, or $0.04 per diluted share, in 2019 to income of $1,463,000, or $0.74 per diluted share in 2020. Year-to-date and fourth quarter earnings in 2020 were both favorably impacted by the Company receiving forgiveness on its $1,215,000 SBA PPP loan.

Glenn Sandgren, IKONICS’ CEO said, “I am pleased to announce that IKONICS delivered markedly improved fourth quarter results compared to the same period last year, a positive conclusion to the most challenging year in the Company’s history. The results were driven by our relentless cost cutting, renewed focus on operational excellence and an improving international business climate.

“The IKONICS team’s performance has been exceptional. They navigated a myriad of obstacles and put forth a tremendous effort to deliver the results. It is important to highlight that the fourth quarter of 2020 was IKONICS’ first quarterly profit since the fourth quarter of 2018, and that IKONICS would have been profitable in the fourth quarter of 2020 irrespective of the one-time PPP loan forgiveness.

Full year 2020 performance was decidedly improved as well, despite the impact of COVID-19 on markets and the one-time expense associated with the CEO transition.”

Sandgren continued, “We are optimistic as we look forward to 2021 opportunities including:

●

IKONICS Imaging business—which saw renewed customer interest in the fourth quarter of 2020 and benefited greatly from its IKONART® consumer screen printing system—enjoyed robust sales for the year and is on a trajectory to significantly outperform in 2021.

●

Integrated Ink Jet Systems (IIS) that made great technical strides with the Dual Print™ mold texturing mask making system in 2020 and expects to commercialize the technology in 2021, with revenue ramping into 2022.

●	Improving demand for Chromaline screen print products as economies both domestically and internationally begin to reopen.”

Conversely, Sandgren stated that the AMS division will continue to be negatively impacted in 2021 by the slow Aerospace industry recovery. Sandgren also noted that the Company was notified that its $2.7 million outstanding loan will be payable on April 1, 2021. Due to efforts in 2020, the Company was able to build cash through the year, and he believes that any adverse effect of the loan recall is mitigated by its strong working capital position including cash and cash equivalents of $3.7 million along with the Company's $2.0 million available line of credit.

Sandgren concluded, “2020 was a catalyst for transformation at IKONICS. The fourth quarter performance was outstanding, and IKONICS is well positioned as the global economy is expected to begin reopening in mid-2021. We are in a continual search for strategic additions to our businesses and other possibilities that leverage our core strengths and improve our trajectory. Barring the unknown additional impact of COVID-19 related restrictions on our served markets, 2021 will be a year of measured business improvement and new opportunities for IKONICS.”

This press release contains forward-looking statements regarding sales, gross profits, net earnings, balance sheet position, new products, new business initiatives, customer behavior, market trends, and the impacts of the COVID-19 pandemic and efforts to mitigate the same that involve risks and uncertainties. The Company's actual results could differ materially as a result of domestic and global economic conditions, downturns in the aerospace or automotive industries, unexpected production delays by customers using the Company’s products, competitive market conditions, changes in consumer preferences, inability to commercialize technologies the Company is developing on the anticipated timeline or at all, acceptance of new products the Company offers, introduction of new products or technologies by competitors, unexpected capital expenditure requirements, delays in completing planned expansions, the ability to control operating costs without impacting growth as well as the factors described in the Company's Forms 10-K, and 10-Q, and other reports on file with the SEC.

IKONICS Corporation
CONDENSED STATEMENTS OF OPERATIONS
For the Three and Twelve Months Ended December 31, 2020 and 2019

	Three Months Ended		Twelve Months Ended
	12/31/20	12/31/19	12/31/20	12/31/19
	(unaudited)	(unaudited)	(unaudited)
Net sales	$4,227,604	$4,963,097	$13,432,220	$17,618,559

Cost of goods sold	2,734,434	3,415,517	9,527,143	12,221,370

Gross profit	1,493,170	1,547,580	3,905,077	5,397,189

Operating expenses	1,206,662	1,617,862	5,691,097	6,353,865

Income (loss) from operations	286,508	(70,282)	(1,786,020)	(956,676)

Interest expense	(15,864)	(22,469)	(86,561)	(90,058)

Other Income	1,214,539	11,454	1,223,261	61,176

Income (loss) before income taxes	1,485,183	(81,297)	(649,320)	(985,558)

Income tax expense (benefit)	22,000	(1,225)	(210,000)	(172,000)

Net income (loss)	$1,463,183	$(80,072)	$(439,320)	$(813,558)

Income (loss) per common share-basic and diluted	$0.74	$(0.04)	$(0.22)	$(0.41)

Average diluted shares outstanding	1,976,354	1,976,354	1,976,354	1,980,253

CONDENSED BALANCE SHEETS
As of December 31, 2020 and 2019

	12/31/2020	12/31/2019
	(unaudited)
Assets
Current assets	$7,803,453	$8,692,188
Property, plant, and equipment, net	7,388,363	7,915,984
Patents, net	243,583	271,369
	$15,435,399	$16,879,541
Liabilities and Stockholders' Equity
Current liabilities	$3,596,053	$1,934,486
Long-term debt	—	2,688,357
Stockholders' equity	11,839,346	12,256,698
	$15,435,399	$16,879,541

CONDENSED STATEMENTS OF CASH FLOWS
For the Twelve Months Ended December 31, 2020 and 2019

	12/31/2020	12/31/2019
	(unaudited)
Net cash used in operating activities	$(398,828)	$(477,031)
Net cash provided by investing activities	2,058,471	7,578
Net cash provided by (used in) financing activities	1,070,553	(190,035)

Net increase (decrease) in cash and cash equivalents	2,730,196	(659,488)
Cash and cash equivalents at beginning of period	963,649	1,623,137

Cash and cash equivalents at end of period	$3,693,845	$963,649